As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________

ATLANTIC AMERICAN CORPORATION
(Exact name of registrant as specified in its charter)

GEORGIA	58-1027114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(Address of Principal Executive Offices) (Zip Code)
___________________

ATLANTIC AMERICAN CORPORATION 2012 EQUITY INCENTIVE PLAN
(Full title of the plan)
___________________

Hilton H. Howell, Jr.
President and Chief Executive Officer
Atlantic American Corporation
4370 Peachtree Road, N.E.
Atlanta, GA 30319
(Name and address of agent for service)
(404) 266-5500
(Telephone number, including area code, of agent for service)

with a copy to:

Mark L. Hanson, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia  30309-3053
(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	2,000,000 shares(1)	$2.62(2)	$5,240,000(2)	$600.50(2)

(1)
In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, combination of shares and anti-dilution provisions and other adjustment provisions, as provided in the Plan.

(2)
Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933.  The offering price of the shares is based on $2.62, the average of the high and low prices of a share of Atlantic American Corporation’s common stock reported on the NASDAQ Stock Market on August 3, 2012, a date within five business days of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Atlantic American Corporation (the “Company”) 2012 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).  In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)      the Company’s Annual Report on Form 10-K (including portions of its Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2011;

(b)      the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed with the Commission on May 11, 2012 and August 10, 2012, respectively;

(c)      the Company’s Current Report on Form 8-K filed on May 3, 2012; and

(d)      the description of Company’s common stock, $1.00 par value (the “Common Stock”), contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 9 of the Bylaws of the Company provides that the Company shall indemnify any of its directors, officers, employees or agents, or any person serving at the Company’s request as a director, officer, employee or agent of another corporation or organization, against loss or expense if it shall have been determined that the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, except that in proceedings to obtain a judgment in favor of the Company, indemnification would be limited to expenses incurred in defense or settlement, and, in the case of adjudicated negligence or misconduct, only if and to the extent approved by the court. Such indemnification obligation is not to be deemed exclusive of any other right, in respect of indemnification or otherwise, to which any party may be entitled under any other Bylaw provision or resolution approved by the shareholders.

The Company’s Restated Articles of Incorporation, as amended (the “Articles”), contain provisions that provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, as amended, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has obtained directors’ and officers’ liability and corporation reimbursement insurance. The insurance reimburses (a) directors and officers for certain losses arising from claims made against them in their capacities as such, or (b) the Company for amounts paid where the Company is required or permitted to indemnify directors and officers for such losses.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
5.1	Opinion of Jones Day regarding validity.
23.1	Consent of Jones Day (included in Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
24.1	Powers of attorney (included as part of signature page).
99.1	Atlantic American Corporation 2012 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed on March 26, 2012).

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 9, 2012.

                                                       ATLANTIC AMERICAN CORPORATION

By:	/s/ Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr.
Title: President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Hilton H. Howell, Jr. and John G. Sample, Jr., and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Hilton H. Howell, Jr.	Chairman of the Board, President, and Chief Executive Officer	August 9, 2012
Hilton H. Howell, Jr.	(principal executive officer)

/s/ John G. Sample, Jr.	Senior Vice President and Chief Financial Officer	August 9, 2012
John G. Sample, Jr.	(principal financial and accounting officer)

/s/ Edward E. Elson	Director	August 9, 2012
Edward E. Elson

/s/ Robin R. Howell	Director	August 9, 2012
Robin R. Howell

/s/ Samuel E. Hudgins	Director	August 9, 2012
Samuel E. Hudgins

/s/ Harriet J. Robinson	Director	August 9, 2012
Harriet J. Robinson

/s/ Scott G. Thompson	Director	August 9, 2012
Scott G. Thompson

/s/ William H. Whaley, M.D.	Director	August 9, 2012
William H. Whaley, M.D

/s/ Dom H. Wyant	Director	August 9, 2012
Dom H. Wyant

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Jones Day regarding validity.
23.2	Consent of BDO USA, LLP.